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                            SUPPLEMENTAL BONUS PLAN


The Board of Directors, on an annual basis, approves a total dollar bonus pool for the Supplemental Bonus Plan, which may be distributed to eligible employees, up to a maximum of one and one-half percent (1 1/2%) of the Company's consolidated net income calculated before: 1) amount payable to employees under the Company's Profit Sharing Bonus Plan, and 2) federal income taxes.

The Board of Directors empowers the Chairman of the Board and President and Chief Executive Officer to grant individual bonuses under the plan to eligible participants up to the total dollar bonus pool approved by the Board. Supplemental bonuses are awarded based upon outstanding individual efforts not recognized under the Company's Profit Sharing Bonus Plan.

Eligible participants are the Chairman of the Board, President and Chief Executive Officer, Assistant to the Chief Executive Officer, Assistant to the Chief Financial and Administrative Officer, Secretary, Treasurer, Senior Executive Vice Presidents, Executive Vice Presidents and Vice Presidents of the Company and any other salaried employee of the Company as the Chairman and President and Chief Executive Officer may select.

Any bonus under this plan awarded to the Chief Executive Officer must be approved by the Compensation Committee of the Board of Directors.

The payments under this plan are made under the same provisions as the Profit Sharing Bonus Plan, including provision for forfeitures.



                                                                   Exhibit 10(a)

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